Exhibit 4.6
                             ILLINOIS POWER COMPANY

                                       TO

                         HARRIS TRUST AND SAVINGS BANK,

                                   as Trustee

                               ------------------


                          SUPPLEMENTAL INDENTURE NO. 2

                            DATED AS OF JULY 15, 1999

                                       TO

                  GENERAL MORTGAGE INDENTURE AND DEED OF TRUST

                          DATED AS OF NOVEMBER 1, 1992

Supplemental Indenture No. 2 dated as of July 15, 1999 (the "Supplemental Indenture No. 2"), made by and between ILLINOIS POWER COMPANY, a corporation organized and existing under the laws of the State of Illinois (the "Company"), party of the first part, and HARRIS TRUST AND SAVINGS BANK, a corporation organized and existing under the laws of the State of Illinois (the "Trustee"), as Trustee under the General Mortgage indenture and Deed of Trust dated as of November 1, 1992, hereinafter mentioned, party of the second part;

         WHEREAS, the Company has heretofore executed and delivered its General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (the "Indenture"), to the Trustee, for the security of the Bonds of the Company issued and to be issued thereunder (the "Bonds"); and

         WHEREAS, pursuant to the terms and provisions of the Indenture there were created and authorized by Supplemental Indentures thereto bearing the following dates, respectively, the New Mortgage Bonds of the series issued thereunder and respectively identified opposite such dates:

Date of Supplemental    Identification
     Indenture             of Series                     Called
--------------------     -------------                   ------
February 15, 1993    8% Series due 2023          Bonds of the 2023 Series
March 15, 1993       6 1/8% Series due 2000      Bonds of the 2000 Series
March 15, 1993       6 3/4% Series due 2005      Bonds of the 2005 Series
July 15, 1993        7 1/2% Series due 2025      Bonds of the 2025 Series
August 1, 1993       6 1/2% Series due 2003      Bonds of the First 2003 Series
October 15, 1993     5 5/8% Series due 2000      Bonds of the Second 2000 Series
November 1, 1993     Pollution Control Series M  Bonds of the Pollution Control
                                                 Series M
November 1, 1993     Pollution Control Series N  Bonds of the Pollution Control
                                                 Series N
November 1, 1993     Pollution Control Series O  Bonds of the Pollution Control
                                                 Series O
April 1, 1997        Pollution Control Series P  Bonds of the Pollution Control
                                                 Series P
April 1, 1997        Pollution Control Series Q  Bonds of the Pollution Control
                                                 Series Q
April 1, 1997        Pollution Control Series R  Bonds of the Pollution Control
                                                 Series R
March 1, 1998        Pollution Control Series S  Bonds of the Pollution Control
                                                 Series S
March 1, 1998        Pollution Control Series T  Bonds of the Pollution Control
                                                 Series T
July 15, 1998        6 1/4% Series due 2002      Bonds of the 2002 Series
September 15, 1998   6% Series due 2003          Bonds of the Second 2003 Series
June 15, 1999        7.50% Series due 2009       Bonds of the 2009 Series
July 15, 1999        Pollution Control Series U  Bonds of the Pollution Control
                                                 Series U

         WHEREAS, the Company desires to create a new series of Bonds to be issued under the Indenture, to be known as New Mortgage Bonds, Pollution Control Series V (the "Pollution Control Series U Bonds"); and

         WHEREAS, the Company will deliver the Pollution Control Series V Bonds to, and register them in the name of, Harris Trust and Savings Bank, as trustee under the Indenture of Trust dated as of June 1, 1992 (the "Revenue Bond
Indenture"), between the Illinois Development Finance Authority (the "Authority") and Harris Trust and Savings Bank, as Trustee, in substitution for the Company's First Mortgage Bonds, Pollution Control Series L, as provided in
Section 4.2 of the Loan Agreement dated as of June 1, 1992 by and between the Authority and the Company;

         WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Indenture, and pursuant to appropriate resolutions of the Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Supplemental Indenture in the form hereof for the purposes herein provided; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture No. 2 a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 2 WITNESSETH:

         THAT Illinois Power Company, in consideration of the purchase and ownership from time to time of the Bonds and the service by the Trustee, and its successors, under the Indenture and of One Dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, hereby covenants and agrees to and with the Trustee and its successors in the trust under the Indenture, for the benefit of those who shall hold the Bonds as follows:


                                   ARTICLE I.

                DESCRIPTION OF POLLUTION CONTROL SERIES V BONDS.

         SECTION 1. The Company hereby creates a new series of Bonds to be known as "New Mortgage Bonds, Pollution Control Series V." The Pollution Control Series V Bonds shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, all of the terms, conditions and covenants of the Indenture, as supplemented and modified.

         The  Pollution  Control  Series V Bonds  shall be dated as  provided in
Section 3.03 of Article Three of the Indenture, and the commencement of the first interest period shall be the date of issuance. All Pollution Control Series V Bonds shall mature on December 1, 2024, and shall bear interest at the rate of seven and four-tenths per cent (7.40%) per annum, payable semi-annually on June 1 and December 1 in each year. The Pollution Control Series V Bonds shall be payable as to principal and interest in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and shall be payable (as well the interest and the principal thereof) at the agency of the Company in the City of Chicago, Illinois. The person in whose name the Pollution Control Series V Bonds are registered at the close of business on any record date (as hereinafter defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Pollution Control Series V Bonds upon any transfer or exchange subsequent to the record date and prior to such interest payment date; provided, however, that if and to the extent the Company shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid as provided in
Section 3.07 of the Indenture.

         The term "record date" as used in this Section with respect to any interest payment date shall mean the May 15 or November 15, as the case may be, next preceding the semi-annual interest payment date, or, if such May 15 or November 15, shall be a legal holiday or a day on which banking institutions in the City of Chicago, Illinois, are authorized by law to close, then the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

         SECTION 2. The Pollution Control Series V Bonds shall be issued only as registered Bonds without coupons of the denomination of $5,000, or any integral multiple of $5,000, appropriately numbered. Pollution Control Series V Bonds may be exchanged, upon surrender thereof, at the agency of the Company in the City of Chicago, Illinois, for one or more Pollution Control Series V Bonds of other authorized denominations, for the same aggregate principal amount, subject to the terms and conditions set forth in the Indenture.

         Pollution Control Series V Bonds may be exchanged or transferred without expense to the registered owner thereof except that any taxes or other governmental charges required to be paid with respect to such transfer or exchange shall be paid by the registered owner requesting such transfer or exchange as a condition precedent to the exercise of such privilege.

         SECTION 3. The Pollution Control Series V Bonds and the Trustee's Certificate of Authentication shall be substantially in the following forms respectively:


                             [FORM OF FACE OF BOND]

                             ILLINOIS POWER COMPANY
             (Incorporated under the laws of the State of Illinois)

                  NEW MORTGAGE BOND, POLLUTION CONTROL SERIES V

No. ________________                                                 $84,150,000

     ILLINOIS POWER COMPANY, a corporation organized and existing under the laws of the State of Illinois (the "Company," which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received,  hereby  promises  to pay to . . . . . . or  registered  assigns,  the principal sum of Eighty-Four Million One Hundred Fifty Thousand Dollars ($84,150,000) on December 1, 2024, in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest thereon in like coin or currency from the date of issuance, payable semi-annually on June 1 and December 1 in each year, at the rate of seven and four-tenths per cent (7.40%) per annum, until the Company's obligation with respect to the payment of such principal shall be discharged as provided in the Indenture hereinafter mentioned. The interest so payable on any June 1 or December 1 will, subject to certain exceptions provided in the Supplemental Indenture No. 2 of July 15, 1999, be paid to the person in whose name this New Mortgage Bond is registered at the close of business on the immediately preceding May 15 or November 15, as the case may be. Both principal of, and interest on, this New Mortgage Bond are payable at the agency of the Company in the City of Chicago, Illinois.

         This New Mortgage Bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the form of certificate endorsed hereon shall have been signed by or on behalf of Harris Trust and Savings Bank, the Trustee under the Indenture, or a successor trustee thereto under the Indenture (the "Trustee").

         The provisions of this New Mortgage Bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.


                      Illinois Commerce Commission No. 6122

          IN WITNESS WHEREOF, Illinois Power Company has caused this New Mortgage Bond to be signed (manually or by facsimile signature) in its name by an Authorized Executive Officer, as defined in the Indenture, and its
 corporate                 seal (or a facsimile  thereof)  to be hereto  affixed
                           and attested (manually or by facsimile signature) by an Authorized Executive Officer, as defined in the Indenture.

Dated: July __, 1999                              ILLINOIS POWER COMPANY


                                                  By:
                                                    ----------------------------
                                                    Authorized Executive Officer

(Corporate Seal)

ATTEST:


------------------------------
  Authorized Executive Officer



                [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

         This New Mortgage Bond is one of the Bonds of the series designated therein referred to in the within-mentioned Indenture dated as of November 1, 1992 and the Supplemental Indenture No. 2 of July 15, 1999.


                                                  HARRIS TRUST AND SAVINGS BANK,
                                                     Trustee,


                                                  By:
                                                     ---------------------------
                                                         Authorized Signatory


                            [FORM OF REVERSE OF BOND]

         This New Mortgage Bond is one of a duly authorized issue of Bonds of the Company (the "Bonds") in unlimited aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by a General Mortgage Indenture and Deed of Trust (the "Indenture"), dated as of November 1, 1992, executed by the Company to Harris Trust and Savings Bank (the "Trustee"), as Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of registered owners of the Bonds and of the Trustee in respect thereof, and the terms and conditions upon which the Bonds are, and are to be, secured. The Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture. This New Mortgage Bond is one of a series designated as the "New Mortgage Bonds, Pollution Control Series V" (the "Pollution Control Series V Bonds") of the Company, unlimited in aggregate principal amount, issued under and secured by the Indenture and described in supplemental indenture no. 2 dated as of July 15, 1999 (the "Supplemental Indenture No. 2 of July 15, 1999"), between the Company and the Trustee, supplemental to the Indenture.

         The Pollution Control Series V Bonds are subject to redemption at any time or from time to time on or after December 1, 2004 and prior to maturity, at the option of the Company, either as a whole or in part by lot, upon payment of the following percentages of the principal amounts thereof;

         If redeemed during the twelve month period beginning with the first day of December in the year:

         (The years and the percentages of principal amount set forth in the table in Section 1 of Article III in the Supplemental Indenture No. 2 of July 15, 1999 are to be inserted here.)

together, in each case, with accrued interest to the redemption date, upon notice given by mail, postage prepaid (such mailing to be not less than thirty days before the redemption date) to the registered owners of such Bonds at their addresses as the same shall appear, if at all, on the transfer register of the Company, all subject to the conditions and as more fully set forth in the Indenture and Supplemental Indenture No. 2 of July 15, 1999.

         The Pollution Control Series V Bonds are also subject to redemption in accordance with the terms of Sections 2 and 3 of Article III in the Supplemental Indenture No. 2 of July 15, 1999.

         If this New Mortgage Bond or any portion thereof is called for redemption and payment duly provided, this New Mortgage Bond or such portion shall be deemed to be redeemed and cease to bear interest on or after the date fixed for such redemption.

         In case an Event of Default, as defined in the Indenture, shall occur, the principal of all the Bonds at any such time outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may be rescinded under certain circumstances.

         No recourse shall be had for the payment of the principal of, or premium or interest on this New Mortgage Bond, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, as such, past, present or future, of the Company, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute, rule of law, or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this New Mortgage Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture; provided, however, that nothing herein or in the Indenture or any indenture supplemental thereto contained shall prevent the enforcement of the liability, if any, of any stockholder or subscriber to capital stock upon or in respect of shares of capital stock not fully paid up.

                                   ARTICLE II.

                   ISSUE OF POLLUTION CONTROL SERIES V BONDS.

         SECTION 1. The Company hereby exercises the right to obtain the authentication of $84,150,000 principal amount of additional Bonds pursuant to the terms of Section 4.02 of the Indenture. All such additional Bonds shall be Pollution Control Series V Bonds.

         SECTION 2. Such Pollution Control Series V Bonds may be authenticated and delivered prior to the filing for recordation of this Supplemental Indenture No. 2.

                                  ARTICLE III.

                                   REDEMPTION.

         SECTION 1. The Pollution Control Series V Bonds shall, subject to the provisions of Article Five of the Indenture, be redeemable upon the concurrent redemption of bonds issued under the Revenue Bond Indenture at any time or from time to time on or after December 1, 2004, and prior to maturity, at the option of the Board of Directors of the Company, either as a whole or in part by lot, at the percentages of the principal amount thereof specified in the following table together, in each case, with accrued interest to the redemption date:

                                                         Redemption
         Redemption Dates (inclusive)                      Price

         December 1, 2004 through November 30, 2005        102%
         December 1, 2005 through November 30, 2006        101%
         December 1, 2006 and thereafter                   100%

         SECTION 2. Pollution Control Series V Bonds shall be redeemable in whole at the option of the Board of Directors of the Company prior to maturity at a redemption price equal to 100% of the principal amount plus interest thereon accrued to the date fixed for redemption, whenever the Company shall file the required resolution with the Authority and the trustee under the Revenue Bond Indenture, such resolution as required by the terms of the Revenue Bond Indenture, stating that one or more of the following events shall have occurred:

                  (a) Damage or destruction to the Company's Clinton Generating Station near Clinton, Illinois (the "Plant"), or the air and water pollution control, sewage and solid waste disposal facilities located at the Plant, which include among other things, sanitary treatment facilities, water pollution control facilities, and certain liquid, gaseous and solid radioactive waste treatment facilities together with certain miscellaneous facilities which are functionally related and subordinate thereto (the "Project") to such extent that in the opinion of the Company's Board of Directors (expressed in a resolution) filed with the Authority and the trustee under the Revenue Bond Indenture,
         (1) the Plant or the Project, as the case may be, cannot reasonably be repaired, rebuilt or restored within a period of six months to its condition immediately preceding such damage or destruction, or (2) the Company is thereby prevented from carrying on its normal operation at the Plant for a period of six months; or

                  (b) Loss of title to or use of a substantial part of the Company's Plant or the Project as a result of the exercise of the power of eminent domain which, in the opinion of the Company's Board of Directors (expressed in a resolution ) filed with the Authority and the trustee under the Revenue Bond Indenture, results or is likely to result in the

          Company being thereby prevented from carrying on its normal operations therein for period of six months; or

                  (c) A change in the Constitution of Illinois or of the United States of America or legislative or administrative action (whether local, state or Federal) or a final decree, judgment or order of any court or administrative body (whether local, state or Federal) which causes the Loan Agreement dated as of June 1, 1992 between the
         Authority  and  the  Company  (the   "Agreement")  to  become  void  or
         unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed therein or unreasonable burdens or excessive liabilities to be imposed upon the Authority or the Company with respect to the Plant or the Project or the operation thereof; or

                  (d) Any event occurs which, in the opinion of the Company's Board of Directors (expressed in a resolution) renders the Project or the Plant so uneconomical that it is abandoned.

Any such redemption under this Section 2 shall be on any date within 90 days from the time the Company files such required resolution and directs that the Pollution Control Series V Bonds are to be redeemed, which direction must be given, if at all, within 180 days following the occurrence of one of the events listed in (a) through (d) of this Section 2.

         SECTION 3. If a Determination of Taxability as defined in Section 301(c) of the Revenue Bond Indenture occurs, then the Pollution Control Series V Bonds shall be redeemed in whole or in part by the Company prior to maturity upon the terms and conditions set forth in Section 301(c) of the Revenue Bond Indenture.

         SECTION 4. For the purposes of Section 3 of this Article III, a demand form the trustee under the Revenue Bond Indenture shall be executed on behalf of such trustee by its President or a Vice President or a Trust Officer and shall be deemed received by the Trustee when delivered at its Corporate trust office in Chicago, Illinois. The Trustee may be conclusively rely as to the truth of the statements contained therein, upon any such demand.

         SECTION 5. Subject to the provisions of Article Five of the Indenture, notice of redemption of Pollution Control Series V Bonds shall be sent by the Company by certified mail, postage prepaid, at least thirty (30) days prior to the date fixed for redemption, to the registered owners of such Bonds at their addresses as the same shall appear, if at all, on the transfer register of the Company. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holders receive such notice, but failure to give notice by mail, or any defect in such notice, to the holder of any such Bonds designated for redemption in whole or in part shall not affect the validity of the redemption of any other such Bond.


                                   ARTICLE IV.

                              ADDITIONAL COVENANTS.

         The Company hereby covenants and agrees that:

         SECTION 1. So long as any Pollution Control Series V Bonds are outstanding, in the event all or substantially all of the electric properties shall have been released as an entirety from the lien of the Indenture pursuant to Section 8.03 or Section 8.07 of Article Eight of the Indenture, the Company will, at any time or from time to time within six months after the date of such release, retire Bonds outstanding under the Indenture in an aggregate principal amount equal to the fair value of the electric properties so released pursuant to Section 8.03 of Article Eight of the Indenture, as stated in the engineer's certificate required by Section 8.03(a)(iii) of said Article Eight, and the proceeds of the electric properties so released pursuant to Section 8.07 of said Article Eight. Such retirement of Bonds shall be effected by causing the Trustee to purchase or redeem Bonds, pursuant to Section 8.06 of Article Eight of the Original Indenture, out of any moneys deposited with the Trustee pursuant to Sections 8.03(a)(iv) and 8.07 of Article Eight of the Indenture upon such release.

The Bonds to be so retired on or after, but only on or after December 1, 2004, shall include a principal amount of Pollution Control Series V Bonds which, computed to the nearest $5,000, bears the same ratio to the aggregate principal amount of all Bonds so retired as the aggregate principal amount of all Pollution Control Series V Bonds outstanding immediately prior to such release bears to the aggregate principal amount of all Bonds then outstanding.

         SECTION 2. All Pollution Control Series V Bonds delivered to the Trustee or purchased or redeemed pursuant to this Article shall be canceled by the Trustee, which shall deliver them to the Company. Pollution Control Series V Bonds so canceled shall not be reissued, and no additional Bonds shall be authenticated and delivered in substitution therefor and no property or obligations shall be released or cash withdrawn or reduced under the provisions of the Indenture on the basis thereof.


                                   ARTICLE V.

                                  THE TRUSTEE.

         The Trustee hereby accepts the trusts hereby declared and provided, and agrees to perform the same upon the terms and conditions in the Indenture set forth and upon the following terms and conditions:

                  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture No. 2 or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general, each and every term and condition contained in Article Eleven of the Indenture shall apply to this Supplemental Indenture No. 2 with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Supplemental Indenture No. 2.

                                   ARTICLE VI.

                            MISCELLANEOUS PROVISIONS.

     This Supplemental Indenture No. 2 may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, Illinois Power Company has caused this Supplemental Indenture No. 2 to be executed on its behalf by an Authorized Executive Officer as defined in the Indenture, and its corporate seal to be hereto affixed and said seal and this Indenture to be attested by an Authorized Executive Officer as defined in the Indenture; and said Harris Trust and Savings Bank, in evidence of its acceptance of the trust hereby created, has caused this Indenture to be executed on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and said seal and this Indenture to be attested by its Secretary or one of its Assistant Secretaries, all as of the day first above written.

                                          ILLINOIS POWER COMPANY



                                          By
                                            ------------------------------------
                                              Robert A. Schultz
                                              Vice President--Finance

(CORPORATE SEAL)


ATTEST:



------------------------------
Leah Manning Stetzner
Corporate Secretary


                                          HARRIS TRUST AND SAVINGS BANK, Trustee



                                          By
                                            ------------------------------------
                                              J. Bartolini
                                              Vice President

(CORPORATE SEAL)


ATTEST:


-------------------------------
C. Potter
Assistant Secretary

STATE OF ILLINOIS    )
                     )SS.:
COUNTY OF MACON      )

         BE IT REMEMBERED, that on this ___ day of July, 1999, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came Robert A. Schultz, Vice President--Finance, and Leah Manning Stetzner, Corporate Secretary, of Illinois Power Company, a corporation duly organized, incorporated and existing under the laws of the State of Illinois, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act as such officers, and as the free and voluntary act of said Illinois Power Company for the uses and purposes therein set forth.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.




                                          Notary Public, Macon County, Illinois

My Commission Expires _______________.

(NOTARIAL SEAL)



STATE OF ILLINOIS    )
                     )SS.:
COUNTY OF COOK       )

         BE IT REMEMBERED, that on this ___ day of July, 1999, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came J. Bartolini, Vice President and C. Potter, Assistant Secretary, of Harris Trust and Savings Bank, a corporation duly organized, incorporated and existing under the laws of the State of Illinois, who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act as such officers, and as the free and voluntary act of said Harris Trust and Savings Bank for the uses and purposes therein set forth.

         IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.


                                          Notary Public, Cook County, Illinois

My Commission Expires: ___________

(NOTARIAL SEAL)

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Return To:                                This Instrument Was Prepared By:

     ILLINOIS POWER COMPANY               SCHIFF HARDIN & WAITE
     Real Estate Dept. F-14               6600 Sears Tower
     500 S. 27th Street                   233 South Wacker Drive
     Decatur, IL 62525                    Chicago, IL 60606

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